EXHIBIT 10.6
July 24, 2014
Mr. William B. Jacobson

Via email to: William.Jacobson@weatherford.com

Dear Billy:

Reference is hereby made to the Amended and Restated Employment Agreement between you and Weatherford International Ltd., dated April 9, 2010, which was assigned pursuant to an Assignment and Assumption Letter to Weatherford Management Company Switzerland LLC (“Weatherford” or the “Company”) effective June 16, 2014 (collectively, the “Employment Agreement”).

This letter outlines the benefits you will be provided, or have already received, in connection with your separation of service from Weatherford pursuant to the terms of the Employment Agreement. The benefits outlined below constitute full, complete and final settlement of all amounts owed to you (i) under Section 5 of your Employment Agreement, (ii) various award agreements covering equity awards granted to you (“Awards”), which are referenced in Table 2 below, and (iii) under any other employment related documents in effect with Weatherford, its parent company or affiliates. You acknowledge that you have been advised by your own counsel in connection with your termination of employment. Terms not defined herein shall have the meaning set forth in the Employment Agreement.

For purposes of your Employment Agreement and Awards, and as agreed by you and Weatherford, the termination of your employment relationship was effective at the close of business on July 3, 2014 (the “Separation Date”).

In compliance with Internal Revenue Code Section 409A (“Section 409A”) and pursuant to your Employment Agreement, you and we have agreed to delay for a period of six months from the Separation Date the payment of certain amounts owed under your Employment Agreement as described below.

Pursuant to Section 5(b)(i) of your Employment Agreement, the Accrued Obligation reflected in Table 1 below was paid to you on July 3, 2014, and the remaining amounts reflected in Table 1 will be paid six (6) months following the Separation Date, with interest at the published Wall Street Journal Prime Rate, except that the amount due under Section 5(b)(i) that is exempt from the application of Section 409A as “involuntary severance,” equal to twice the Internal Revenue Code Section 401(a)(17) limit on compensation under a qualified retirement plan for 2014 (i.e., $520,000), shall not be subject to a six (6) month delay in payment, and rather was paid to you on July 3, 2014. You acknowledge and agree that Weatherford may withhold appropriate and applicable taxes from the amounts paid or to be paid or processed. You were paid your base salary through the Separation Date in accordance with normal payroll practices as Accrued Obligations pursuant to Section 5(a)(i) of the Employment Agreement. Further, you and the Company each acknowledge and agree that the amount in Table 1 corresponding to Section 5(b)(i)(B)(II) has been reduced by $1,771.73, in exchange for which you will be able to keep, and have all rights, title and interests in the following two desks: (i) the stand-up desk you purchased from GeekDesk for $949.00 and (ii) the desk you purchased from Crate and Barrel for $822.73.

William B. Jacobson
July 24, 2014

Pursuant to Section 5(b)(ii) of your Employment Agreement, you and your dependents will have continued insurance coverage for three years from the Separation Date, provided that you continue to pay the monthly employee contribution for benefits requiring an employee contribution. The current monthly payments for your benefit selections requiring an employee contribution are:

Medical:	$261.00	per month
Dental:	$40.00	per month
Vision:	$26.00	per month
Total	$327.00	per month

Payments should be made to Weatherford and mailed to “Benefits” at 2000 St. James Place, Houston, Texas 77056. These rates are effective through December 31, 2014 and are subject to change January 1, 2015. You will be notified of any change in payments as well as be given an opportunity to change any of your plans during any open-enrollment period. If you become re-employed with benefits during the three-year period, Weatherford benefit plans become secondary to coverage provided by a new employer.

Pursuant to Section 5(b)(iii) of your Employment Agreement, on your request Weatherford will provide you with reasonable outplacement services (up to a maximum of $35,000).

You acknowledge your continuing obligations with respect to confidential information and Work Product under Sections 9 and 10 of the Employment Agreement and your obligations with respect to non-competition and non-solicitation under Section 11 of your Employment Agreement. Notwithstanding the foregoing, the Company agrees that it will not be a violation of Section 11 of your Employment Agreement for you to be affiliated (as an employee, member, shareholder or otherwise) with a private law firm that has as a client any Unauthorized Competitor and/or, in such capacity, for you to render services to any Unauthorized Competitor, provided that, in connection therewith, (i) you do not use or disclose any confidential information of the Company and/or (ii) you personally do not provide services to or for the benefit of any Unauthorized Competitor in a matter where the Company is adverse to such Unauthorized Competitor.

Pursuant to Section 5(b)(i)(A)(II) of your Employment Agreement and various Awards, your restricted share units and performance units vested as shown in Table 2 below. These will be transferred to your account within three (3) days after the Date of Execution July 24, 2014. Delivery of the shares corresponding to such awards are characterized as a “short-term deferral” for purposes of Section 409A, in accordance with the applicable terms of the respective award agreements.

The termination of your employment and your Employment Agreement does not reduce any rights you have to (i) indemnification and/or contribution pursuant to applicable law or any governance documents or policies of or contracts with Weatherford or its subsidiaries; (ii) coverage under any Company liability insurance policy; and/or (iii) vested benefit(s) under any pension or welfare plan of the Company or its affiliates.

William B. Jacobson
July 24, 2014

Following the Separation Date, you agree to cooperate with and assist Weatherford as may be reasonably requested during normal business hours and upon reasonable notice in advance by Weatherford, subject to your availability, in relation to any business, operational, regulatory, litigation or compliance issues necessary or desired to ensure a smooth transition of responsibilities and continuity of Weatherford’s business. The Company agrees that any breach by you of such agreement to cooperate with and assist Weatherford shall have no effect on, and shall not in any way relieve the Company of, its obligations to provide you with the payments and benefits described herein. In the event any such request for assistance from Weatherford requires more than a de minimis amount of your time, you and Weatherford will negotiate in good faith to agree upon an acceptable rate schedule to compensate for your assistance. Additionally, in conjunction with the separation and as may be required by the Company, you will promptly execute notices of resignation from any positions you hold with the Company’s subsidiaries and affiliates.

Please let me know if you have any questions regarding these matters. Otherwise, please execute this letter agreement where indicated below.

Best regards,

/s/ Bastiaan van Houts
Bastiaan van Houts
Managing Officer

Acknowledged, Agreed and Executed
On July 24, 2014

/s/ William B. Jacobson

William B. Jacobson

William B. Jacobson
July 24, 2014

Table 1
Clause of Section 5(b)	Item	Amount
(i)(A)(I) (paid on July 3, 2014)	Accrued Obligation (includes accrued vacation @ 155 hours)	$85,882.99
(i)(B)(II) (to be paid 6 months from Separation Date)	Pro-rated 2014 bonus @ target,	$250,283.05
(i)(B)(III) (to be paid 6 months from Separation Date)	3 x base + bonus @ target	$3,980,000.00
(i)(B)(III) paid on July 3, 2014		$520,000.00
(v) (to be paid 6 months from Separation Date)	Interest of 409A amounts at the WSJ Prime Rate (3.25% per annum)	$68,742.00

Table 2
Award	Grant Date	Units Granted	Units Vested	Shares to Vest Upon the Separation Date
Restricted Share Units	3/23/2012	92,905	61,937	30,968
Restricted Share Units	3/7/2013	85,985	28,662	57,323
Restricted Share Units	10/1/2009	2,092	1,673	419
Restricted Share Units	1/4/2010	2,083	1,666	417
Restricted Share Units	10/1/2010	2,394	1,916	478
Restricted Share Units	1/3/2011	1,917	1,534	383
Restricted Share Units	10/1/2012	2,989	2,392	597
Restricted Share Units	1/2/2013	3,406	2,725	681
Restricted Share Units	4/1/2013	4,222	3,378	844
Restricted Share Units	10/1/2013	2,557	2,046	511
Restricted Share Units	1/3/2014	2,360	1,888	472
Restricted Share Units	4/1/2014	7,564	6,052	1,512
Performance Units (a)	3/23/2012	25,406	50,812	50,812
Performance Units (b)	3/23/2012	25,406	12,703	12,703
Performance Units (c)	3/7/2013	85,985	171,970	171,970
Total		347,271	351,354	330,090

(a) - (c) Number of Shares Vesting for Performance Units were calculated and measured as of the day before the Separation Date or July 2, 2014.